ROBIN WAGNER
                                                                  Vice President
                                                                     and Counsel
                                                                  (212) 314-3962
                                                             Fax: (212) 707-7785


[EQUITABLE-AXA LOGO]
                                                                  LAW DEPARTMENT


                                                                  April 10, 2002
VIA EDGAR
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Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re: The Equitable Life Assurance Society of the United States File No. 033-89510
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Ladies and Gentlemen:

       The Equitable Life Assurance Society of the United States requests the withdrawal of its POS AM submission made on Form S-3, on April 4, 2002, accession number 0000771726-02-000088.

                                              Very truly yours,


                                              /s/ Robin Wagner
                                              ------------------
                                                  Robin Wagner






            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
              1290 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10104